Thornburg Investment Trust POS AMI

Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Thornburg Investment Trust of our report dated November 19, 2021, relating to the financial statements and financial highlights, which appears in Thornburg Capital Management Fund’s Annual Report on Form N-CSR for the year ended September 30, 2021. We also consent to the reference to us under the headings “Disclosure of Portfolio Securities Holdings Information” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

January 28, 2022